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                                                                   Exhibit 10.12









                              SERVICES AGREEMENT

                         dated as of August 31, 1999

                                   between

                        GALYAN'S TRADING COMPANY, INC.

                                     and

                               THE LIMITED, INC.


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                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.01. Definitions.............................................. 2
SECTION 1.02. Internal References...................................... 4

                                  ARTICLE 2
                         PURCHASE AND SALE OF SERVICES

SECTION 2.01. Purchase and Sale of Services............................ 4
SECTION 2.02. Certain Benefits Matters................................. 5
SECTION 2.03. Additional Services...................................... 5

                                  ARTICLE 3
                         SERVICE COSTS; OTHER CHARGES

SECTION 3.01. Service Costs Generally.................................. 5
SECTION 3.02. Invoicing and Settlement of Costs........................ 6

                                  ARTICLE 4
                                 THE SERVICES

SECTION 4.01. General Standard of Service.............................. 7
SECTION 4.02. Delegation............................................... 7
SECTION 4.03. Limitation of Liability.................................. 8
SECTION 4.04. Indemnification of The Limited by the Company............ 9
SECTION 4.05. Indemnification of the Company by The Limited............ 9
SECTION 4.06. Further Indemnification.................................. 9
SECTION 4.07. Notice of Certain Matters................................10

                                   ARTICLE 5
                             TERM AND TERMINATION
SECTION 5.01. Term.....................................................10
SECTION 5.02. Termination..............................................10
SECTION 5.03. Effect of Termination....................................11
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                                                                       PAGE
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                                   ARTICLE 6
                             ADDITIONAL AGREEMENTS

SECTION 6.01. Confidential Information................................. 12
SECTION 6.02. Associate Matters........................................ 13
SECTION 6.03. Financial Support Arrangements........................... 13
SECTION 6.04. Insurance Matters........................................ 14

                                   ARTICLE 7
                                 MISCELLANEOUS

SECTION 7.01. Prior Agreements......................................... 14
SECTION 7.02. Future Litigation and Other Proceedings.................. 15
SECTION 7.03. No Agency................................................ 15
SECTION 7.04. Subcontractors........................................... 15
SECTION 7.05. Force Majeure............................................ 15
SECTION 7.06. Entire Agreement......................................... 16
SECTION 7.07. Information.............................................. 16
SECTION 7.08. Notices.................................................. 17
SECTION 7.09. Governing Law............................................ 17
SECTION 7.10. Dispute Resolution....................................... 17
SECTION 7.11. WAIVER OF JURY TRIAL..................................... 18
SECTION 7.12. Severability............................................. 18
SECTION 7.13. Amendment................................................ 18
SECTION 7.14. Counterparts............................................. 18
SECTION 7.15. Services to The Limited.................................. 18
SECTION 7.16. Termination of Old Services Agreement.................... 18
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                              SERVICES AGREEMENT
                              ------------------

        This Services Agreement (this "Agreement") is entered into as of August 31, 1999 by and between Galyan's Trading Company, Inc., an Indiana corporation (The "Company"), and The Limited, Inc. a Delaware corporation ("The Limited").

                                   RECITALS

        WHEREAS, The Limited owned 100% of the outstanding common stock of the Company prior to the consummation of the transactions contemplated by the Transaction Agreement dated as of May 3rd, 1999 among the FS Stockholders, The Limited and the Company (the "Transaction Agreement");

        WHEREAS, The Limited will own approximately 40% of the outstanding common stock of the Company after the consummation of the transactions contemplated by the Transaction Agreement;

        WHEREAS, The Limited has heretofore directly or indirectly provided certain administrative, financial, management and other services to the Company
Entities pursuant to a Services Agreement dated as of                between
                                                      ---------------
The Limited and                  (the "Old Services Agreement");
                ----------------

        WHEREAS, on the terms and subject to the conditions set forth herein, the Company desires to retain The Limited as an independent contractor to continue to provide, directly or indirectly, certain of those services to The Company Entities after the Closing Date; and

        WHEREAS, on the terms and subject to the conditions set forth herein, The Limited desires to provide, directly or indirectly, such services to the Company Entities.

                                  AGREEMENTS

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, The Limited and the Company, for themselves, their successors and assigns, hereby agree as follows:
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                                   ARTICLE 1

                                  DEFINITIONS

        SECTION 1.01 - Definitions. (a) As used this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

        "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from Time to time in accordance with its terms.

        "Benefits Services" means the Services set forth on Schedule C.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Columbus, Ohio are authorized or required by law to close.

        "Change of Control" means (i) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any Person or group of Persons of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 under the Securities Exchange Act of 1934) of 50%,or more of the outstanding Class A Common Stock, (ii) any merger, consolidation or other business combination of the Company or a Subsidiary with any Person after giving effect to which (x) the shareholders of the Company immediately prior to such transaction do not own at least 50% of the outstanding common stock of the ultimate parent entity of the parties to such transaction or (y) individuals who were directors of the Company immediately prior to such transaction (or their designees) do not constitute a majority of the board of directors of such ultimate parent entity and (iii) the direct or indirect acquisition by any Person or group of Persons of all substantially all assets of the Company.

        "Company Entities" means the Company and its Subsidiaries, and "Company Entity" shall mean any of the Company Entities.

        "Initial Public Offering" means the initial public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company which plan has been approved by the Board) following which the Company's Common Stock is traded on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System; provided that, if such initial public offering does

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not result in (A) gross proceeds to the Company and selling shareholders, if applicable, in excess of S50 million and (B) the sale of newly issued Common Stock representing at least fifteen percent (15%) of the outstanding Common Stock of the Company, then "Initial Public Offering" shall mean the next public offering of the Company's Common Stock following which the conditions set forth in clauses (A) and (B) above are satisfied.

        "Importing Services" means the Services set forth on Schedule B.

        "Limited Entities" means The Limited and its Subsidiaries, and "Limited Entity" shall mean any of the Limited Entities.

        "Real Estate/Store Planning Services" means the Services set forth on Schedule A.

        "Schedules" means Schedules A, B, and C hereto.

        "Services" means the Real Estate/Store Planning Services, Importing Services and Benefits Services.

        "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof.

        (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                            Section
----                                            -------
Actions                                         4.04
Applicable Insurance                            6.04
Benefits Service Costs                          3.01
Company                                         Preamble
Company Indemnified Person                      4.05
Confidential Information                        6.01
Employee Welfare Plans                          4.02
Financial Support Arrangements                  6.03
force majeure                                   7.05
Importing Service Costs                         3.01
Limited Indemnified Person                      4.03
Non-Compliance Notice                           4.07

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Term                                            Section
----                                            -------
Old Services Agreement                          Recitals
Payment Date                                    3.02
Prior Agreements                                7.01
Real Estate/Store Planning Service Costs        3.01
Service Costs                                   3.01
The Limited                                     Preamble
The Limited Plans                               2.02
Transaction Agreement                           Recitals

        (c) Any capitalized terms not defined herein shall have the meaning given them in the Transaction Agreement.

        SECTION 1.02. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the paties to this Agreement.

                                   ARTICLE 2

                         PURCHASE AND SALE OF SERVICES

SECTION 2.01. Purchase and Sale of Services. (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Costs described below, The Limited agrees to provide to the Company or procure the provision to the Company of, and the Company agrees to purchase from The Limited, the Services. Unless otherwise specifically agreed by The Limited and the Company, the Services to be provided or procured by The Limited hereunder shall be substantially similar in scope, quality, and nature to those customarily provided to, or procured on behalf of, the Company Entities prior to The Closing Date. It is understood and agreed that the Services to be performed by The Limited for the Company shall be limited to those Services requested by the Company and that The Limited shall perform such Services under the direction and control of the Company. In furtherance of the understanding and agreement set forth in the immediately preceding sentence, The Limited and the Company agree To establish procedure intended to ensure that The Limited understands clearly the scope of the Services being requested from time to time by the Company and that the actual Services provided as procured by The Limited do not exceed those requested by the Company.

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        (b) It is understood that (i) Services to be provided to the Company under this Agreement will, at the Company's request, be provided to Subsidiaries of the Company and (ii) The Limited may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of the Company, the Company agrees to pay on behalf of such Subsidiary, all amounts payable by or in respect of such Services pursuant to this Agreement.

        SECTION 2.02. Certain Benefits Matters. Prior to the Closing Date, certain associates of the Company participated in certain benefit plans sponsored by The Limited ("The Limited Plans"). The Limited and the Company agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with The Limited Plans.

        SECTION 2.03. Additional Services. In addition to the Services to be provided or procured by The Limited in accordance with Section 2.01, if requested by the Company, and to the extent that The Limited and the Company may mutually agree, The Limited shall provide additional services (including services not provided by The Limited to the Company Entities prior to the Closing Date) to the Company. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by The Limited and the Company.

                                   ARTICLE 3

                         SERVICE COSTS; OTHER CHARGES

        SECTION 3.01. Service Costs Generally. (a) The parties agree that the cost of providing the Real Estate/Store Planning Services per month shall be calculated by adding up each of the following items: (i) the monthly salaries and bonuses of all persons who spend at least 80% of their time on matters related to the Real Estate/Store Planning Services in any one month, (ii) 20% of the total amount payable pursuant to Section 3.01 (a)(i), which is intended to represent the cost to The Limited of providing employee benefits and required tax withholding for such persons, (iii) all direct costs incurred by The Limited related to the Services, including fees and expenses of hiring architects, consultants and attorneys and other out-of-pocket costs, including travel expenses, in such month (provided that any item of out-of-pocket cost which is expected to exceed $10,000 shall be approved by the Company prior to incurrence of such cost), and (iv) 5% of the total amount payable under Sections 3.01
(a)(i) and 3.01 (a)(ii), in lieu of The

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Limited allocating the costs related to the Real Estate/Store Planning Services for work by persons employed by The Limited who do not devote at least
80% of their time on matters related to the Real Estate/Store Planning Services (collectively, the "Real Estate/Store Planning Service Costs"): provided, however that the first $1,000,000 of the Real Estate/Store Planning Service Costs incurred in each full fiscal year that such services are provided to the Company shall be paid by The Limited. If the Real Estate/Store Planning Services are purchased by the Company for less than one full fiscal year, the $1,000,000 annual amount described in the previous sentence will be decreased in such proportion as the portion of the fiscal year for which services were not provided relates to the full fiscal year. Attached for informational purposes only, Schedule 3.01 (a)(i) sets forth the titles of the persons currently spending 80% or more of their time on matters related to the Real Estate/Store Planning Services. The parties acknowledge that the number and type of employees spending 80% or more of their time on matters related to the Real Estate/Store Planning Services may change from time to time based on the needs of the Company at such time.

        (b) The Limited agrees that the sole costs for The Benefits Services and Importing Services shall be the out-of-pocket expenses incurred by The Limited or its Affiliates for all out-of-pocket costs incurred in connection with the Benefits Services and Importing Services (the "Other Service Costs" and together with Real Estate/Store Planning Service Costs, the "Service Costs").

        SECTION 3.02. Invoicing and Settlement of Costs. (a) The Limited will invoice or notify the Company on a monthly basis (not later than the tenth day of each month), in a manner substantially consistent with the billing practices used in connection with services provided to the Company Entities prior to the Closing Date (except as otherwise agreed), of the Service Costs, and The Limited and the Company will agree on the form of such invoice prior to the Closing.

        (b) The Company agrees to pay on or before 30 days after the date on which The Limited invoices or notifies the Company of the Service Costs (or the next Business Day, if such day is not a Business Day) (each, a "Payment Date") by wire transfer of immediately available funds payable to the order of The Limited all amounts invoiced by The Limited pursuant to this Section during the preceding calendar month. If the Company fails to pay any monthly payment within 30 days of the relevant Payment Date, the Company shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the short-term interest rate payable by the Company under the Credit Facility compounded monthly from the relevant Payment Date through the date of payment.

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                                   ARTICLE 4

                                 THE SERVICES

        SECTION 4.01. General Standard Service. Except as otherwise agreed with the Company or described in this Agreement, and provided that The Limited is not restricted by contract with third parties or by applicable law, The Limited agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder will be substantially the same as that of the Services which The Limited provides from time to time throughout its businesses. The Limited shall use reasonable best efforts to ensure that the nature and quality of Services provided to the Company's associates either by The Limited directly or through administrators under contract shall be undifferentiated as compared with the same services provided to or on behalf of The Limited associates under The Limited Plans. Subject to The Limited's express obligations under this Agreement, the management of and control over the provision of the Services shall reside solely with The Limited. Without limiting the generality of the foregoing, all labor matters relating to associates of The Limited (including, without limitation, associates involved in the provision of Services to the Company Entities) shall be within the exclusive control of The Limited, and none of the Company Entities shall take any action affecting such matters.

        SECTION 4.02. Delegation. Subject to Section 4.01 above, the Company hereby delegates to The Limited final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of employee welfare benefit plans in which the Company has elected to participate and which are administered by The Limited under this Agreement (collectively, "Employee Welfare Plans"). The Limited may further delegate such authority to plan administrator to:

        (i)   provide administrative and other services,

        (ii) reach factually supported conclusions consistent with the terms of the Employee Welfare Plans;

        (iii) make a full and fair review of each claim denial and decision related to the provision of benefits provided or arranged for under the Employee Welfare Plans, pursuant to the requirements of ERISA, if within sixty days after receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions. The plan administrator shall notify the claimant in writing of its decision on review. Such notice shall satisfy all ERISA requirements relating thereto; and

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        (iv) notify the claimant in writing of its decision on review.

        SECTION 4.03. Limitation of Liability. (a) Except as set forth in clauses (c) and (e) below, the Company agrees that none of the Limited Entities and their respective directors, officers, agents, and employees (each, a "Limited Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Company Entity or any other Person for or in connection with the Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions or inactions.

        (b) None of the Limited Entities shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform The Limited's obligations under this Agreement. This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith, (ii) to claims for lost profits; (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (iv) regardless of whether such damages are foreseeable or whether The Limited has been advised of the possibility of such damages.

        (c) None of the Limited Entities shall have any liability to any Company Entity or any other Person for failure to perform The Limited's obligations under this Agreement or otherwise, unless (i) such failure to perform is caused by the gross negligence or wilful misconduct of the Limited Entity providing such Services or (ii) such failure to perform does not generally affect the Limited Entities receiving such Services and has a disproportionately adverse effect on the Company Entities, taken as a whole.

        (d) In addition to the foregoing, the Company agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of the other Company Entities, whether direct or indirect, due to, resulting from or arising in connection with any failure by The Limited to comply fully with its obligations under this Agreement.

        (e) Notwithstanding the foregoing provisions of this Section, in the event of a substantial and continuing failure on the part of The Limited to provide or procure any material Services, the Company shall be entitled to seek specific performance to cause The Limited to provide or procure such Services.

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        SECTION 4.04. Indemnification of The Limited by the Company. The Company
agrees to indemnify and hold harmless each Limited Indemnified Person from and against any damages, and to reimburse each Limited Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Limited Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions: provided that the Company will not be responsible for any damages of any Limited Indemnified Person that have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above (it being understood and agreed that the provision by any Limited Entity of any of the Services contemplated by Schedule B hereof without obtaining the consent of any party to any contract or agreement to which any Limited Entity is a party as of the date hereof shall not constitute gross negligence or wilful misconduct by any Limited Entity; provided that the relevant Limited Entity has used commercially reasonable efforts to obtain the relevant consent).

        SECTION 4.05. Indemnification of the Company by The Limited. The Limited agrees to indemnify and hold harmless the Company Entities and their respective directors, officers, agents, and employees (each, a "Company Indemnified Person") from and against any damages, and will reimburse each Company Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, arising out of the gross negligence or willful misconduct of any Limited Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

        SECTION 4.06. Further Indemnification. To the extent that any other Person has agreed to indemnify any Limited Indemnified Person or to hold a Limited Indemnified Person harmless and such Person provides services to The Limited or any of its Affiliates relating directly or indirectly to any employee plan or benefit arrangement for which Benefit Services are provided under this Agreement, The Limited will exercise reasonable efforts (a) to make such agreement applicable to any Company Indemnified Person so that each Company Indemnified Person is held harmless or indemnified to the same extent as any Limited Indemnified Person or (b) otherwise make available to each Company Indemnified Person the benefits of such agreement.

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

        SECTION 4.07. Notice of Certain Matters. If the Company at any time believes that The Limited is not in full compliance with its obligations under
Section 4.01, the Company shall so notify The Limited in writing promptly (but not later than 30 days) after formulating a belief of such non-compliance by The Limited. Such notice (a "Non-Compliance Notice") shall set forth in reasonable detail the basis for the Company's belief as well as the Company's view as to the steps to be taken by The Limited to address the possible non-compliance. For the 30 days after receipt of such a notice, appropriate representatives of The Limited and the Company shall work in good faith to develop a plan to resolve the matters referred to in the Non-Compliance Notice. In the event such matters are not resolved through such discussions, the Company may elect to terminate The Limited's obligation to provide or procure, and its obligation to purchase, the Service or Services referred to in its Non-Compliance Notice in accordance with Section 5.02. In the event such matters are resolved through such discussions and the Company does not elect to terminate such Service or Services within 60 days of the end of the 30-day period referred to in the third sentence of this Section, the Company shall not be entitled to deliver another Non-Compliance Notice or pursue other remedies with respect to same or any substantially similar matter so long as The Limited complies in all material respects with the terms of such resolution. In no event shall any termination of this Agreement pursuant to this Section limit or affect the Company's right to seek remedies in accordance with Section 7.10 in respect of any breach by The Limited of any of its obligations under this Agreement prior to such termination.

                                   ARTICLE 5

                             TERM AND TERMINATION

        SECTION 5.01. Term. Except as otherwise provided in this Article, in
Section 7.05 or as otherwise agreed in writing by the parties, (a) this Agreement shall terminate upon the earlier to occur of (i) the fifth anniversary of the Closing Date and (ii) the date which is 90 days after an Initial Public Offering or Change of Control and (b) The Limited's obligation to provide of procure, and the Company's obligation to purchase, a Service shall cease as of the applicable date set forth in the applicable Schedules or such earlier date determined in accordance with Section 5.02.

        SECTION 5.02. Termination. (a) The Company may terminate this Agreement in whole or from time to time with respect to one or more of the Services, in whole or in part, upon giving at least 30 days' prior written notice to The Limited.

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        (b) The Limited may terminate any Service at any time if the Company shall have failed to perform any of its material obligations under this Agreement relating to any such Service. The Limited has notified the Company in writing of such failure and such failure shall have continued for a period of 30 days after receipt by the Company of written notice of such failure.

        (c) The Company may terminate any Service at any time if The Limited shall have failed to perform any of its material obligations under this Agreement relating to any such Service, the Company has notified The Limited in writing of such failure, and such failure shall have continued for a period of 30 days after receipt by The Limited of written notice of such failure.

        SECTION 5.03. Effect of Termination. (a) Other than as required by law, upon termination of any Service pursuant to Section 5.02, and upon termination of this Agreement in accordance with its terms, The Limited will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement), and the Company will have no obligation to pay any fees relating to such Services or make any other payments hereunder, provided that notwithstanding such termination, (i) the Company shall remain liable to The Limited for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) The Limited shall continue to charge the Company for services required to be provided after the termination of such Service and the Company shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles 4, 5, 6 and 7 shall survive any such termination indefinitely.

        (b) Following termination of This Agreement with respect to any Service, The Limited and the Company agree to cooperate in providing for an orderly transition of such Service to the Company or to a successor service provider. Without limiting the foregoing, The Limited agrees to (i) provide, within 30 days of the termination, copies in a format designated by The Limited, of all records relating directly or indirectly to benefit determinations of the Company's associates, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law, (ii) provide, for a period of 30 days after the termination of the Real Estate/Store Planning Services if such termination is prior to the date specified by Section 5.01, access to and copies of store and real estate planning records and materials relating to any of the Company's properties in order to provide orderly transition for transferring responsibility for such services to the Company or another provider of such services, and (iii) work with the Company in developing a transition schedule.

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

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

        SECTION 6.01. Confidential Information. (a) The Company and The Limited hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party or any of such other party's Subsidiaries. Without limiting the generality of the foregoing, Confidential Information relating to a party or any of its Subsidiaries shall be disclosed only to those associates of the other party who need to know such information in connection with their ordinary course employment activities and in no event shall any such Confidential Information be disclosed to any other Person. "Confidential Information" shall mean all information, materials and processes relating to a party or any Subsidiary of such party obtained by the other party or any Subsidiary of such other party at any time (whether prior to or after the date hereof and whether in connection with this Agreement or otherwise) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to associates, vendors, customers, products, fashion, design, stores, financial performance and projections, processes, strategies, systems and real estate, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential and (iii) information acquired or developed independently by a party without violating this Section or any other confidentiality agreement with the other party. Notwithstanding any provision of this Section to the contrary, a party may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under law or the rules of a securities exchange; provided that the disclosing party first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section.

        (b) Notwithstanding the provisions of Section 6.01(a), upon a Change of Control, the parties shall (i) promptly (but in no event later than 30 days after the

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occurrence of such Change of Control) return to the other party or destroy all
Confidential Information in its possession (or that of any of its Subsidiaries) relating to the other party or any of its Subsidiaries, (ii) no longer be permitted to use such Confidential Information in its business or operations (or the business or operations of any of its Subsidiaries) and (iii) promptly (but in no event later than 30 days after the occurrence of such Change of Control) deliver a written certificate to the other party executed by an executive officer of such party expressly acknowledging the obligations set forth in clauses (i) and (ii) of this sentence and certifying that such party has and will continue to adhere to such requirements.

        SECTION 6.02. Associate Matters. For so long as any Services are being provided to any Company Entity and for one year thereafter, each of The Limited and the Company agree that (without the prior written consent of the other) it will not, and will cause each of its Subsidiaries not to, directly or indirectly, (i) solicit or otherwise attempt to induce or influence any associate of the other party (or any of its Subsidiaries) to leave employment with his or her then-current employer or (ii) employ any exempt or salaried associate of the Other party (or any of its Subsidiaries) other than any such associates who were assigned solely to a single store location.

        SECTION 6.03. Financial Support Arrangements. (a) The Company agrees to cooperate reasonably with any efforts undertaken by any Limited Entity intended to release the Limited Entities from their obligations under any guarantees (including, without limitation, guarantees of lease obligations), letters of credit, surety bonds and other financial support arrangements maintained as of the date hereof by any Limited Entity in connection with the business or operations of any Company Entity (collectively, the "Financial Support Arrangements").

        (b) If, after the date hereof, (i) any amounts are drawn on or paid under any Financial Support Arrangement by any Limited Entity or (ii) any Limited Entity or any of its Subsidiaries pays any fees, costs or expenses relating to any Financial Support Arrangement, the Company shall reimburse The Limited for such amounts promptly after receipt from The Limited of notice thereof accompanied by written evidence of the underlying payment obligation.

        (c) The Company will not, and will not permit any of its Subsidiaries to, take any action (including, without limitation, entering into any agreement that could result in a Change of Control) that could materially and adversely affect the ability of the Company to satisfy its obligations under any material contract, agreement or arrangement in respect of which a Financial Support Arrangement is in place unless, prior to the taking of such action, appropriate provision is made such that, in the reasonable judgment of The Limited. The Limited's exposure under any Financial Support Arrangement is not materially increased as a result of the taking of any such action.

        SECTION 6.04. Insurance Matters. (a) From and after the date of this Agreement, The Limited shall not, and shall cause each of its Subsidiaries not to take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date of this Agreement that covers all or any part of the assets, liabilities, business or employees of any Company Entity with respect to events occurring prior to the Closing Date ("Applicable Insurance"), it being understood that in no event shall any Limited Entity be obligated to pay premiums with respect to periods after the Closing Date in respect of Applicable Insurance.

        (b) The Limited agrees that, from and after the Closing Date, all Applicable Insurance directly or indirectly applicable to any assets, liabilities, business or employees of any Company Entity shall be for the benefit of the Company Entities it being understood that such Applicable Insurance shall also be for the benefit of The Limited and its Subsidiaries to the extent directly or indirectly applicable to any assets, liabilities, business or employees of any Limited Entity. Without limiting the generality of the foregoing, from and after the Closing Date and upon the Company's reasonable request, The Limited shall use its reasonable efforts to modify, amend or assign all Applicable Insurance policies and arrangements so that the Company is the direct beneficiary of such Applicable Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance; provided that, if the modifications, amendments or assignments contemplated by this Section are not permissible, The Limited shall, and shall cause each of its Subsidiaries to, use its reasonable efforts to enter into such other arrangements as the Company may reasonably request to ensure that the Company Entities are entitled to the benefit (to the fullest extent set forth in the relevant policies and arrangements) of any Applicable Insurance.


                                   ARTICLE 7

                                 MISCELLANEOUS

        SECTION 7.01. Prior Agreements. In the event there is any conflict between the provisions of this Agreement, on the one hand, and provisions of prior services agreements among any Limited Entity and any of the Company's businesses (the "Prior Agreements"), on the other hand, the provisions of this

Agreement shall govern and such provisions in the Prior Agreements are deemed to be amended so as to conform with this Agreement.

        SECTION 7.02. Future Litigation and Other Proceedings. In the event that the Company (or any of its Subsidiaries or any of its or their officers or directors) or The Limited (or any of its Subsidiaries or any of its or their officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its Subsidiaries and its and their officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that the Company (or any of its Subsidiaries or any of its or their officers or directors) and The Limited (or any of its Subsidiaries or any of its or their officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

        SECTION 7.03. No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or, except to the extent provided in Section 4.02, constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

        SECTION 7.04. Subcontractors. The Limited may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that, subject to Section 4.03, The Limited will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to the Company.

        SECTION 7.05. Force Majeure. (a) For purposes of this Section, "force majeure" means an event beyond the control of either party, which by its nature could not have been foreseen by such party or, if it could have been foreseen, was unavoidable and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

        (b) Without limiting the generality of Section 4.03(a), neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

        (c) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly; provided that if force majeure results in the performance of a party being delayed by more than 60 days, the other party shall have the right to terminate this Agreement with respect to any Service effected by such delay forthwith by written notice.

        SECTION 7.06. Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        SECTION 7.07. Information. Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

        SECTION 7.08. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission, intercompany mail, or mail to the following addresses:

        (a) If to the Company, to:

                Galyan's Trading Company, Inc.
                2437 E. Main Street
                Plainfield, IN 46168
                Attn: Chief Executive Officer
                Fax: (317) 532-0260

        (b) If to The Limited, to:

                The Limited, Inc.
                Three Limited Parkway
                Columbus, OH 43230
                Attention: Samuel P. Fried
                Fax: 614-415-7199

                with a copy to:

                Davis Polk & Wardwell
                450 Lexington Avenue
                New York, NY 10017
                Attention: David L. Caplan
                Fax: 212-450-4800

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

        SECTION 7.09. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of New York.

        SECTION 7.10. Dispute Resolution. Subject to Sections 4.03(e), 6.01 and 6.02, the parties hereto agree that any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby shall be submitted to arbitration. The parties shall negotiate in good faith and use all reasonable efforts to agree upon a resolution of any dispute after receipt of written notice of such dispute from a party. If the parties cannot agree on an amicable settlement within 30 days from written submission of the matter by the party to the other party, the matter shall be submitted to arbitration. Each party shall select one arbitrator and the two arbitrators so appointed shall select a third arbitrator. In the event such arbitrators cannot agree upon a third arbitrator, a third arbitrator shall be selected in accordance with the rules as then in effect of the American Arbitration Association. The decision of two of the three arbitrators so appointed shall be conclusive and binding upon the parties to this Agreement. Any such arbitration shall be held in Columbus, Ohio under the rules to be mutually agreed upon by the arbitrators selected by the parties or, if no such agreement can be reached, under the rules as then in effect of the American Arbitration Association. Each party to any such arbitration shall pay its own expenses; provided that the fees, costs and expenses of the third arbitrator shall be held equally by the parties.

        SECTION 7.11. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 7.12. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

        SECTION 7.13. Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

        SECTION 7.14. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

        SECTION 7.15. Services to The Limited. The Company agrees to permit the Limited Entities to use the trademarks and service marks owned by the Company Entities at no cost to any Limited Entity in The Limited's annual reports to shareholders for fiscal years 1998 and 1999 and publicity materials and for other similar purposes through the end of fiscal year 1999.

        SECTION 7.16. Termination of Old Services Agreement. Effective as of the date hereof, The Limited's obligation to provide or procure, and the Company's obligation to purchase, services under the Old Services Agreement shall terminate automatically without any further action by any party.

        IN, WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

                                GALYAN'S TRADING COMPANY, INC.

                                By: /s/ Joel Silverman
                                   ----------------------------------
                                Name:  Joel Silverman
                                Title: Acting President, CEO, Executive VP,
                                       COO and CFO


                                THE LIMITED, INC.


                                By: /s/ Jeffrey Naylor
                                   ----------------------------------
                                   Name:  Jeffrey Naylor
                                   Title: Vice President, Controller

               Real Estate/Store Planning Services - Schedule A

        The Limited's obligation to provide or procure, and the Company's obligation to purchase, the services described in this Schedule shall terminate on the earlier of (i) the fifth anniversary of the Closing Date and (ii) 90 days after an Initial Public Offering or Change of Control.

                                   Services

        The Limited or an Affiliate of The Limited shall provide advisory services related to real estate and store planning including:

  . Initial design of space

  . Production of architectural and mechanical drawings of the store design

  . Construction of store to drawing specifications

  . Purchasing, shipment, and installation of materials

  . Project management and accumulation of capital costs

    In no event shall "Real Estate/Store Planning Services" include incurring or funding any construction or other related costs.

                        Importing Services - Schedule B

        The Limited's obligation to provide or procure. and the Company's obligation to purchase, the services described in this Schedule shall terminate upon the earlier of (i) the fifth anniversary of the Closing Date, (ii) an Initial Public Offering or Change of Control, (iii) with respect to any particular service, the termination of any contract with such third party in effect on the date hereof and (iv) the date on which The Limited, together with its Affiliates, ceases to hold at least 50% of the aggregate Shares owned by it on the date hereof.

                                    Service


        The Limited or an Affiliate of The Limited shall make available to the Company the commercial terms negotiated by The Limited for:

        . ocean and air freight shipping

        . customs brokerage

        . letters of credit for imports

              Human Resources and Benefits Services - Schedule C

        The Limited's obligation to provide or procure, and the Company's obligation to purchase, the services described in this Schedule shall terminate three months after the Closing Date, except for these services required for the transition to hire a new Savings and Retirement Plan Record Keeper which shall terminate upon the earlier of (i) six months after the Closing Date and (ii) the date on which a new Savings and Retirement Plan Record Keeper is hired.

Service
-------

Medical/Dental Programs


Benefits/Claims
---------------

 .   Claims costs for the Company associates participating in the following
    The Limited Plans and programs:

    . Medical Plan

    . Short Term Disability Plan

    . Prescription Drug Plan

    . Dental Plan


Administration
--------------
 .   Administration of above the Company plans and programs,
    including

    . maintenance of eligibility files upon the Company's notification of status changes

    . claim adjudication under the terms of applicable plans

    . maintenance of toll-free telephone lines for inquiries, etc.

    . support services (internal and external, including COBRA)


Participant Contributions
-------------------------
 .   Participant contributions for deductions above plans
    or direct bill to associates/retirees


Other Benefit Plans


Life Insurance
--------------

 .   Life insurance for the Company (including Accidental Death and
    Dismemberment)

                              Schedule 3.01(a)(i)

                        Position

Real Estate             Director & Senior Development Counsel

                        Administrative Assistant

                        Lawyer

Store Planning          Senior Director of Store Planning

                        Manager of Architectural Services

                        Senior Design Manager

                        Purchasing Manager

                        Designer

                        Construction Manager

                        Engineering Manager

                        Purchasing Agent

                        Purchasing Expediter & Administrative Assistant